EXHIBIT 99.2

Heron Therapeutics Discloses New Proprietary Intravenous Formulation of NK1
Receptor Antagonist for Prevention of CINV

REDWOOD CITY, Calif. – November 6, 2014 – Heron Therapeutics, Inc. (NASDAQ: HRTX), a biotechnology company, today disclosed a development program for a P/neurokinin-1 (NK1) receptor antagonist, which is used in the prevention of both acute- and delayed-onset chemotherapy induced nausea and vomiting (CINV). NK1 receptor antagonists are administered in combination with a 5-HT3 receptor antagonist for the prevention of CINV. Heron Therapeutics’ lead investigational product candidate, SUSTOL® (granisetron injection, extended release), is an extended release 5-HT3 receptor antagonist being developed for the prevention of both acute- and delayed-onset CINV.

Heron Therapeutics’ new investigational product candidate HTX-019 is a proprietary intravenous (IV) formulation of aprepitant, an NK1 receptor antagonist. The HTX-019 formulation is distinguishable from the only IV NK1 receptor antagonist presently approved for the prevention of CINV in the U.S. in that it does not contain polysorbate 80, which may cause hypersensitivity reactions in some patients. Registration of HTX-019 is expected to use the 505(b)(2) regulatory approval pathway for new drug applications filed with the U.S. Food and Drug Administration (FDA), with potential commercial launch in 2016.

“The addition of a differentiated IV administrable NK1 receptor antagonist to our growing CINV franchise will help us to build a potentially dominant position in this segment of the oncology supportive care market, which is estimated to be greater than $500 million per year in the U.S. and potentially over $1 billion worldwide,” commented Barry D. Quart, Pharm.D., Chief Executive Officer of Heron Therapeutics.

Dr. Quart continued, “In addition, we are close to completing our ongoing Phase 3 clinical study of SUSTOL in combination with EMEND®, designed to expand the potential indications for SUSTOL to include the treatment of delayed-onset CINV after HEC. No presently approved 5-HT3 antagonist is indicated for delayed-onset CINV in HEC. We anticipate completing enrollment in first quarter of 2015, with the resubmission of the new drug application (NDA) for SUSTOL quickly thereafter.”

About HTX-019

HTX-019 is a proprietary intravenous formulation of aprepitant, an NK1 receptor antagonist. HTX-019 does not contain polysorbate 80, which may cause hypersensitivity reactions in some patients. At present, there is only one intravenous NK1 receptor antagonist approved in the U.S. for the prevention of CINV. NK1 receptor antagonists are always used in combination with a 5-HT3 receptor antagonist for the prevention of CINV.

About SUSTOL®

Heron’s lead investigational product candidate, SUSTOL® (granisetron injection, extended release), is being developed for the prevention of both acute- and delayed-onset chemotherapy induced nausea and vomiting (CINV). One of the most debilitating side effects of cancer chemotherapy, CINV is a leading cause of premature discontinuation of treatment. There is only one injectable 5-HT3 receptor antagonist approved for the prevention of delayed-onset CINV in patients receiving moderately emetogenic chemotherapy (MEC); none are approved for delayed-onset CINV in patients receiving highly emetogenic chemotherapy (HEC). SUSTOL contains the 5-HT3 receptor antagonist granisetron formulated in the Company’s proprietary Biochronomer® polymer-based drug delivery platform, which has been shown in clinical studies to maintain therapeutic drug levels of SUSTOL for up to five days with a single subcutaneous injection. Currently available intravenous and oral formulations of granisetron are approved only for the prevention of acute-onset CINV. Granisetron was selected for SUSTOL because it is widely prescribed by physicians based on a well-established record of safety and efficacy.

About Heron Therapeutics, Inc.

Heron Therapeutics, Inc. (formerly A.P. Pharma, Inc.) is a biotechnology company using its proprietary technology and innovative efforts to develop products to address unmet medical needs. The Company’s proprietary Biochronomer polymer-based drug delivery platform is designed to improve the therapeutic profile of injectable pharmaceuticals by extending the duration of action of known active ingredients. The Company’s product development program also focuses on identifying new delivery methods and formulations utilizing known compounds that may expand or extend the therapeutic effort, or eliminate the drawbacks of current therapies.

Forward Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Heron cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include those associated with the timing of completion of the HEC study, and the results thereof, and the NDA resubmission for SUSTOL, potential regulatory approval of SUSTOL and the timing for such approval, if approved at all; risks relating to progress in research and development of HTX-019, HTX-011 and our other product candidate programs, including the timing of planned toxicology and clinical studies; the risk that safety and efficacy data from our clinical studies may not warrant further development of our product candidates, risks related to the launch and acceptance of new products generally; risks related to our financial position and our ability to raise additional capital to fund operations if necessary or to pursue additional business opportunities; risks related to strategic business alliances we may pursue or the potential acquisition of other products or technologies and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

Contacts

Investor Relations Contact:
Jennifer Capuzelo, Sr. Manager, Investor Relations
858-703-6063
jcapuzelo@herontx.com

Corporate Contact:
Barry D. Quart, Pharm D., Chief Executive Officer
650-366-2626

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